Patrick Industries, Inc. Reports Third Quarter and Nine Months 2018 Financial Results and Announces Increased Share Repurchase Authorization

ELKHART, IN - October 25, 2018 - Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of component and building products for the recreational vehicle (“RV”), marine, manufactured housing (“MH”), and industrial markets, today reported its financial results for the third quarter and nine months ended September 30, 2018.
Third Quarter 2018 Financial Results
Net sales for the third quarter of 2018 increased $167.6 million or 41%, to $575.1 million from $407.5 million in the same quarter of 2017. The increase was attributable to industry growth in the marine, MH and industrial markets, acquisitions, geographic and product expansion efforts, and market share gains. The Company's revenues from the RV industry, which represented 62% of third quarter 2018 sales, increased 30% despite a decrease in RV industry wholesale unit shipments, as estimated by the Company, of approximately 12% compared to the prior year. Revenues from the marine industry, which represented 14% of third quarter 2018 sales, increased 138% over the third quarter of 2017 off of an increase in marine powerboat retail shipments of approximately 4%. Revenues from the MH industry, which represented 12% of third quarter 2018 sales, increased 28% compared to the prior year period with an increase in MH wholesale unit shipments, as estimated by the Company, of approximately 9% from the third quarter of 2017. Revenues from the industrial market, which accounted for 12% of the Company's third quarter 2018 sales and is tied primarily to residential housing, commercial construction, hospitality, and institutional furniture markets, increased 53% compared to the prior year. New housing starts increased approximately 4% in the third quarter of 2018 compared to the prior year.
For the third quarter of 2018, Patrick reported operating income of $44.7 million, an increase of 48% or $14.5 million, from $30.2 million reported in the third quarter of 2017. Net income in the third quarter of 2018 increased 56% to $27.9 million from $17.9 million in the third quarter of 2017, and net income per diluted share increased 60% to $1.15 from $0.72.
Todd Cleveland, Chairman and Chief Executive Officer, said, "We are pleased with our overall operating and financial results in the third quarter which reflect strong operating execution within each of our end-markets and the continued realization of synergies related to acquired companies. During the third quarter, we completed the acquisition of Engineered Metals and Composites, another marine component supplier, marking our eighth acquisition overall this year. Our team remains focused on operational improvement, driving our disciplined strategic agenda, and re-investing in the business for long-term growth."
"Our strategic growth initiatives and balanced, diversified revenue mix amongst our core markets have helped to offset volatility in the third quarter RV wholesale unit shipments," stated Andy Nemeth, President. "This volatility reflected a combination of normal seasonal trends and RV OEMs tactically flexing their production levels to aggressively balance dealer inventory levels. While this resulted in wholesale unit shipment declines in the quarter, the OEMs continue to position themselves for the upcoming 2019 selling season. Both RV and marine retail demand continues to grow year-over-year with solid demographic trends supporting the attractiveness of the leisure family-oriented lifestyle. Our housing and industrial markets also continue to exhibit growth driven by pent-up demand, the need for high-quality affordable housing, low inventories, improving credit conditions, and solid economic fundamentals, including strong consumer confidence, new jobs growth and rising wages.”

Nine Months 2018 Financial Results
Net sales for the first nine months of 2018 increased $571.8 million or 49%, to $1.7 billion from $1.2 billion in the same period of 2017. The Company's revenues from the RV industry, which represented 65% of nine months 2018 sales, increased 41% on RV industry wholesale unit shipments that were flat, as estimated by the Company, compared to the prior year. The Company's sales from the marine industry, which represented 11% of nine months 2018 sales, increased 153% compared to the prior year on industry powerboat retail shipments that increased approximately 2%. Revenues from the MH industry, which represented 12% of the Company's nine months 2018 sales, rose 35% compared to the prior year on industry wholesale unit shipments that increased approximately 9%, as estimated by the Company. Revenues from the industrial market, which accounted for 12% of nine months 2018 sales, increased 58% compared to the prior year while new housing starts increased approximately 6% in the same period.
The Company's RV content per unit (on a trailing twelve-month basis) for the third quarter of 2018 increased approximately 36% to an estimated $2,881 from $2,123 for the third quarter of 2017. The marine content per retail unit (on a trailing twelve-month basis) for the third quarter of 2018 increased approximately 152% to an estimated $1,058 from $420 for the third quarter of 2017. The MH content per unit (on a trailing twelve-month basis) for the third quarter of 2018 increased approximately 22% to an estimated $2,632 from $2,159 for the third quarter of 2017.
For the first nine months of 2018, Patrick reported operating income of $139.5 million, an increase of $51.7 million or 59%, from the $87.8 million reported in the first nine months of 2017. Net income in the first nine months of 2018 increased 64% to $92.9 million from $56.7 million in the first nine months of 2017, while net income per diluted share increased 63% to $3.77 from $2.32.
Patrick’s total assets increased $352.5 million to $1.2 billion at September 30, 2018, from $866.6 million at December 31, 2017, primarily reflecting the addition of acquisition-related assets and overall growth. The Company invested $391.2 million, in the aggregate, in the first nine months of 2018 for acquisitions, stock repurchases, and capital expenditures.
On October 22, 2018, the Company's Board of Directors authorized an increase in the amount of the Company's common stock that may be acquired over the next 24 months under the current stock repurchase program to $50.0 million, including the $3.6 million remaining under the previous authorization. Year-to-date through October 24, 2018, the Company repurchased 1,505,429 shares at an average price of $58.37 per share for a total cost of $87.9 million.
"We believe the discipline in the RV industry and benefits associated with the expected return to a more normalized seasonal pattern of RV wholesale production, in combination with the growth expectations in the marine, MH and industrial market sectors, will afford us the opportunity to continue to optimize our workforce and plant performance, and drive growth and value through the disciplined execution of our strategic growth plan and capital allocation strategy,” Mr. Nemeth stated.
"We continue to have a favorable outlook on all of our primary end-markets based on strong fundamentals and solid retail demand,” Mr. Cleveland stated. “As we look ahead to the remainder of 2018 and into 2019, we believe in the ongoing appeal of the outdoor, leisure family-oriented lifestyle that continues to attract new consumers and repeat buyers in both the RV and marine markets, while continuing to expect strong demand in the housing and industrial markets. Our strong operational and financial foundation and the exceptional commitment and dedication of our 8,000+ team members position us to outperform our end-markets, deliver growth on both the top and bottom line, drive shareholder value, and exceed our customers' expectations."
Conference Call Webcast
As previously announced, Patrick Industries will host an online webcast of its third quarter 2018 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investor Relations,” on Thursday, October 25, 2018 at 10:00 a.m. Eastern time.
Patrick Industries, Inc.
Patrick Industries, Inc. is a major manufacturer of component products and distributor of building products serving the recreational vehicle, marine, manufactured housing, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, and other industrial markets and operates coast-to-coast in various locations throughout the United States and in China and The Netherlands. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures and tile systems, thermoformed shower surrounds, specialty bath and closet building products, fiberglass and plastic helm systems and component products, wiring and wire harnesses, boat covers, towers, tops and frames, electrical systems components including instrument and dash panels, softwoods lumber, interior passage doors, RV painting, slotwall panels and components, aluminum fuel tanks, and CNC molds and composite parts and other products. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, appliances, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products, in addition to providing transportation and logistics services.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials and commodities, the imposition of restrictions and taxes on imports of raw materials and components used in our products, information technology performance and security, the availability of commercial credit, the availability of retail and wholesale financing for residential and manufactured homes, the availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, realization and impact of efficiency improvements and cost reductions, the successful integration of acquisitions and other growth initiatives, increases in interest rates and oil and gasoline prices, adverse weather conditions impacting retail sales, our ability to remain in compliance with our credit agreement covenants, and general economic, market and political conditions. In addition, national and regional economic conditions may affect the retail sale of recreational vehicles and residential and manufactured housing. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.
Contact:
Julie Ann Kotowski
Investor Relations
kotowskj@patrickind.com
574.294.7511

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Third Quarter Ended		Nine Months Ended
(thousands except per share data)	Sept. 30, 2018	Sept. 24, 2017	Sept. 30, 2018	Sept. 24, 2017

NET SALES	$575,139	$407,511	$1,731,850	$1,160,083
Cost of goods sold	468,484	338,328	1,412,649	961,851
GROSS PROFIT	106,655	69,183	319,201	198,232

Operating Expenses:
Warehouse and delivery	19,789	11,016	55,540	32,442
Selling, general and administrative	33,284	22,756	98,999	63,755
Amortization of intangible assets	8,873	5,237	25,140	14,239
Total operating expenses	61,946	39,009	179,679	110,436

OPERATING INCOME	44,709	30,174	139,522	87,796
Interest expense, net	7,338	2,135	17,980	6,159
Income before income taxes	37,371	28,039	121,542	81,637
Income taxes	9,437	10,094	28,680	24,965
NET INCOME	$27,934	$17,945	$92,862	$56,672

BASIC NET INCOME PER COMMON SHARE (1)	$1.17	$0.73	$3.82	$2.35
DILUTED NET INCOME PER COMMON SHARE (1)	$1.15	$0.72	$3.77	$2.32

Weighted average shares outstanding - Basic (1)	23,894	24,663	24,279	24,066
Weighted average shares outstanding - Diluted (1)	24,232	25,032	24,619	24,476

(1) Net income per common share and weighted average shares outstanding, on both a basic and diluted basis, for the third quarter and nine months ended September 24, 2017, have been retroactively adjusted to reflect the impact of the three-for-two stock split paid on December 8, 2017.

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

	As of
(thousands)	Sept. 30, 2018	Dec. 31, 2017
ASSETS
Current Assets
Cash and cash equivalents	$306	$2,767
Trade receivables, net	129,850	77,784
Inventories	242,456	175,270
Prepaid expenses and other	17,111	18,132
Total current assets	389,723	273,953
Property, plant and equipment, net	170,416	118,486
Goodwill and intangible assets, net	654,530	471,511
Deferred financing costs, net	3,784	2,184
Other non-current assets	658	510
TOTAL ASSETS	$1,219,111	$866,644

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$7,500	$15,766
Accounts payable	96,204	84,109
Accrued liabilities	70,511	36,550
Total current liabilities	174,215	136,425
Long-term debt, less current maturities, net	594,334	338,111
Deferred tax liabilities, net	21,302	13,640
Other long-term liabilities	15,042	7,783
TOTAL LIABILITIES	804,893	495,959

SHAREHOLDERS’ EQUITY
Common stock	162,925	163,196
Additional paid-in-capital	25,480	8,243
Accumulated other comprehensive income	115	66
Retained earnings	225,698	199,180
TOTAL SHAREHOLDERS’ EQUITY	414,218	370,685
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,219,111	$866,644

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